Exhibit 10.2

STRATEGIC ALLIANCE AGREEMENT

Spartan Crest Capital Corp.

80 Cumberland St., Suite 1707

Toronto, Ontario, M5R 3N7

November 3, 2021

Bruce Rodgers, CEO
LM Funding America, Inc.
1200 West Platt Street, #100
Tampa, Florida 33606

Re:  Strategic Alliance Agreement

Dear Bruce:

As you know, Spartan Crest Capital Corp. (“Spartan”) has significant relationships, experience, and knowledge relating to cryptocurrency mining and mining equipment and operations, including unique knowledge regarding the financing landscape and financing strategies that may be available with respect to mining operations.  LM Funding America, Inc. (the “Company”) is entering the cryptocurrency mining business and has developed its own relationships, know-how, and strategies relating to the mining business.  As we’ve recently discussed, we believe that Spartan and the Company could receive substantial benefits from working together and collaborating regarding their respective business activities and strategies.  To that end, we are proposing that the Company and Spartan enter into a formal strategic alliance to engage in mutually beneficial collaboration and joint activities upon the terms and conditions stated below (the “Strategic Alliance”).  This letter agreement is intended to memorialize the terms of the Strategic Alliance, which will have the following key elements:

1.Spartan will  provide ongoing consulting and advisory services for a term of one year.  Such services shall consist of (i) providing advice and guidance with respect to the bitcoin mining business and industry; (ii) assisting the Company and its subsidiaries in their long-term strategic planning generally as the Company enters the bitcoin mining business, (iii) providing the Company with insights and knowledge regarding potential financing sources and structures for the Company’s bitcoin mining business, and (v) providing such other consulting and advisory services as the Company may reasonably request (the “Services”).  The Services shall be provided on a nonexclusive basis, as the Company shall have the right to use other providers for similar or the same services.  The Services shall not include the solicitation of investment securities or any other services, such as placement agency services, for which Spartan would be required to become licensed as a broker-dealer or would need to obtain any other license.  In the event that the Company desired to use Spartan for investment banking or similar services, the parties would do that under a separate engagement.

2.Spartan and the Company will meet at least quarterly (either in person or virtually) to collaborate and share information regarding the cryptocurrency mining business generally, industry developments, the equipment used in the industry, key industry relationships, financing options and developments, and future ancillary opportunities. Spartan and the Company will review mutually beneficial opportunities regarding attendance and presentations at industry and investor conferences.

3.In consideration of the Strategic Alliance and the substantial benefits that will accrue to the Company from it, the Company will, or will cause one of its subsidiaries, to issue to Spartan an aggregate of one hundred thousand (100,000) shares of Company common stock that will be issued within 10 days of the date of this Agreement. Spartan understands that the shares will be restricted securities and will bear a restrictive legend.  Spartan confirms that it has substantial experience in evaluating and investing in securities in companies similar to the Company and is capable of evaluating the merits and risks of Spartan’s investment in the Company.  Spartan represents that it is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Spartan represents that it is acquiring the shares for investment for Spartan’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.  Spartan understands that the shares have not been, and will not be when delivered hereunder, registered under the Securities Act, and Spartan acknowledges that the shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.  Spartan understands that, as a result of the planned activities under Strategic Alliance, Spartan may acquire material nonpublic information regarding the Company and may therefore be legally prohibited from engaging in transactions in the Company’s common stock while it is possession of material nonpublic information.

4.In addition, the Company will reimburse Spartan promptly for its out-of-pocket costs and expenses incurred in connection the Strategic Alliance. However, any such costs and expenses will be pre-approved by the Company and will be in furtherance of the Strategic Alliance.

5.The Company and Spartan will enter in a mutual nondisclosure agreement to cover the communications by the parties under the Strategic Alliance.

6.The term of the Strategic Alliance will be one year from the date of this letter agreement.  Upon the expiration of the one-year term, the parties will consider whether to renew, extend, or modify the Strategic Alliance.

This agreement may not be amended or revised except by a writing signed by the parties.

This agreement shall be governed by the laws of the State of New York.

If the foregoing reflects you understanding of the terms of the Strategic Alliance, please countersign this document and return a signed copy to Spartan.

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If you are in agreement with the foregoing, kindly so indicate by signing a counterpart of this letter, whereupon it will become a binding agreement between us.

Very truly yours,

Spartan Crest Capital Corp.

By:	/s/ Steven Stathopoulos
Name:	Steven Stathopoulos
Title:	CEO

Agreed and accepted:

By:	/s/ Richard Russell
Name:	Richard Russell
Title:	CFO

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